Exhibit 99.2

NantHealth, Inc. Announces Pricing of $100 Million of 5.50% Convertible Notes

Culver City, California – December 16, 2016 – NantHealth, Inc. (Nasdaq: NH) today announced the pricing of an aggregate of $100 million principal amount of 5.50% Convertible Senior Notes due 2021 (the “Notes”), in a private offering to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Act”), and a separate concurrent private placement under Section 4(a)(2) of the Act to an entity affiliated with Dr. Patrick Soon-Shiong, NantHealth’s Chairman and Chief Executive Officer. The sale of the notes is expected to close on December 21, 2016, subject to customary closing conditions. NantHealth has also granted the initial purchasers of the notes a 13-day option to purchase up to an additional $15 million aggregate principal amount of the notes.

The notes will be unsecured, senior obligations of NantHealth, and interest will be payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2017, at a rate of 5.50% per year. The Notes will mature on December 15, 2021, unless earlier repurchased or converted in accordance with their terms. The initial conversion rate will be 82.3893 shares of NantHealth’s common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $12.14 per share). Prior to the close of business on the business day immediately preceding September 15, 2021, the Notes will be convertible at the option of holders only upon the satisfaction of certain conditions. Thereafter, the notes will be convertible at the option of the holders at any time or after September 15, 2021 until the close of business on the business day immediately preceding the maturity date. The Notes will be convertible into cash, shares of NantHealth’s common stock, or a combination thereof, at NantHealth’s election. The last reported sale price of NantHealth’s common stock on December 15, 2016 was $9.71 per share.

With respect to certain conversions occurring on or after the first anniversary of the issuance of notes, in addition to the shares of NantHealth common stock deliverable upon conversion, NantHealth will make an interest make-whole payment equal to the sum of the present values of the scheduled payments of interest that would have been made on the notes to be converted had such notes remained outstanding from the conversion date through the earlier of (i) the date that is three years after the conversion date and (ii) the maturity date if the notes had not been so converted.

NantHealth estimates that the aggregate net proceeds from the offerings will be approximately $96.2 million (or $110.7 million if the initial purchasers exercise their option in full), after deducting fees and estimated expenses. NantHealth expects to use the net proceeds from the offerings for general corporate purposes, which may include commercializing new solutions and product extensions and potentially pursuing targeted acquisitions.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

Contact:

Media Contact:

NantHealth, Inc.

Jen Hodson

(562) 397-3639

Jen@nantworks.com

Investor Contact:

NantHealth, Inc.

Robert Jaffe

(424) 288-4098

rjaffe@rjaffeco.com